Exhibit 8.1

December 16, 2014

Barclays Dryrock Funding LLC

100 S. West Street,
Office 120

Wilmington, DE 19801

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Barclays Dryrock Funding LLC, a Delaware limited liability company, in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”), which has been filed as of the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of series (each a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of the Barclays Dryrock Issuance Trust (the “Trust”). Each Series of Notes is comprised of one or more classes of Notes (each, a “Class”). Each Series of Notes will be issued pursuant to the Amended and Restated Indenture (the “Master Indenture”), dated as of August 1, 2012, as amended and restated as of December 17, 2013, as supplemented by an Indenture Supplement relating to such Series (each, an “Indenture Supplement” and, in each such case, together with the Master Indenture, the “Indenture”), in each case between the Trust and U.S. Bank National Association, as Indenture Trustee.

We hereby confirm that the statements set forth in the prospectus supplement (the “Prospectus Supplement”) and the prospectus (the “Prospectus”) relating to the Notes forming a part of the Registration Statement under the headings “Summary of Terms – Federal Income Tax Consequences” in the Prospectus Supplement and “Federal Income Tax Consequences” in the Prospectus, which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein. As more fully described in the previously referenced discussions in the Prospectus Supplement and the Prospectus and the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

This opinion letter is based on the facts and circumstances set forth in the Prospectus, the Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series or Class of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.

Barclays Dryrock Funding LLC
December 16, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions “Summary of Terms – Federal Income Tax Consequences” in the Prospectus Supplement and “Legal Matters” and “Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP